Exhibit 99.1

Sphere 3D Completes 1-for-7 Share Consolidation

TORONTO, Ontario, Canada, June 28, 2023 -- Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, today announced that it has effected a share consolidation (also known as a reverse stock split) of its common shares on a 1-for-7 basis, which was previously approved by shareholders on June 23, 2023.

The Company's common shares will begin trading on a post-consolidation basis on the NASDAQ Capital Market as of the opening of trading on June 29, 2023, under a new CUSIP number 84841L407 and under the existing trading symbol "ANY".

Following the share consolidation, every seven issued and outstanding common shares of the Company will be automatically combined and converted into one issued and outstanding common share.  Where the share consolidation results in a fractional share, the number of new common shares issued will be rounded up to the nearest whole share. No fractional shares will be issued.

The share consolidation is intended to increase the per share trading price of Sphere 3D's common shares to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market.

About Sphere 3D

Sphere 3D Corp. (Nasdaq: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards.  For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the Securities and Exchange Commission ("SEC"), including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com